Exhibit 10.2

2017 AWI Stock (TSR) Tier I

2017 Long-Term Performance-Based Restricted Stock Unit Grant Performance Goals Based on Absolute TSR Company Confidential	ARMSTRONG WORLD INDUSTRIES 2500 Columbia Ave., P.O. Box 3001 Lancaster, PA 17604 717. 397.0611

First Name	Middle Name Last Name

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	February 28, 2017
Performance Units (“Target Award”):	# of Units
Performance Period (“Performance Period”):	January 1, 2017 through December 31, 2019

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement.  The award agreement consists of this grant letter with the Performance Goals attached as Exhibit A and the Terms and Conditions attached as Exhibit B.

The Performance Units will be earned by achieving a Performance Goal based on absolute Total Shareholder Return, subject to your continued employment through the end of the Performance Period.  The Committee has established the Performance Goal set forth on Exhibit A, which allows you to earn up to 300% of the Target Award, if you remain continuously employed by the Employer through the end of the Performance Period.

To the extent the Performance Goal is achieved and you satisfy the employment requirements, a number of shares of Company Stock equal to the Performance Units that are earned and vested will be distributed to you following the conclusion of the Performance Period in accordance with the payment terms set forth in the Terms and Conditions.  The Company will withhold shares to satisfy your tax obligations unless prohibited by country law or unless you provide a payment to cover the tax withholding obligation.   You have no ownership or voting rights relative to the Performance Units.

If the Company makes cash dividend payments during the Performance Period, the value of the dividends on shares attributable to the Performance Units will accrue as dividend equivalents in a non-interest bearing bookkeeping account.  You will receive a cash payment equal to the accrued dividend equivalents at the end of the Performance Period, adjusted for the number of Performance Units that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with termination of employment.  The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
▪ Voluntary Resignation ▪ Termination for Cause	All Performance Units and accrued dividend equivalents are forfeited.
▪ “55 / 5” Rule Termination (55 years of age or older with 5 years of service) ▪ Involuntary Termination Without Cause

If termination occurs after 10 months following the Date of Grant, then to the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment; otherwise the Performance Units and accrued dividend equivalents are forfeited.

▪ Death ▪ Long-Term Disability	To the extent that the Performance Goal is achieved for the Performance Period, Performance Units and accrued dividend equivalents are earned and vested pro-rata, based on the period of employment.
After a Change in Control: ▪ Involuntary Termination Without Cause ▪ Death ▪ Long-Term Disability	Upon a Change in Control Performance Units and accrued dividend equivalents are earned as described in Exhibit A and will vest as described in Exhibit B.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2016 Long-Term Incentive Plan, the Terms and Conditions or the 2016 Long-Term Incentive Plan, as applicable, will govern.  Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2016 Long-Term Incentive Plan or the Terms and Conditions, as applicable.  As described in the Terms and Conditions, if and to the extent that the terms of this award agreement conflict with the terms of a change in control agreement or employment agreement between you and the Company, the terms of this award agreement shall supersede the terms of the change in control agreement or employment agreement.

Please contact Kelly Strunk (717-396-3477) if you have questions.

      Sincerely,

       Victor D. Grizzle

       Chief Executive Officer

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

Exhibit A

Performance Goal

Absolute Total Shareholder Return:  Absolute Total Shareholder Return (“Absolute TSR”) tracks the appreciation in share price of the Company Stock, including dividends, and is annualized for the Performance Period, as determined by the Committee.  Specifically, Absolute TSR is calculated based on the following formula:

Ending Share Price + Aggregate Dividends	^(1/3)	-1
Starting Share Price

For purposes of the Absolute TSR calculation:

•

“Ending Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January 2, 2020.

•

“Aggregate Dividends” means a cumulative number of shares of Company Stock assuming same day reinvestment in Company Stock on the ex-dividend date of the dividends paid on a share of Company Stock during the Performance Period.

•

“Starting Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January 3, 2017.

Absolute TSR
Performance Level	Payout
Below 9%	0%
9%	25%
10%	50%
12%	100%
20%	200%
30%	300%

Threshold level performance must be achieved in order to earn any Performance Units for the Performance Goal.  If actual performance is between performance levels, the number of Performance Units earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels.  If the Performance Goal would produce fractional units, the number of Performance Units earned shall be rounded up to the nearest whole unit, but not in excess of an aggregate of 300% of the Target Award.

Change in Control:

If a Change in Control occurs prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the number of Performance Units earned with respect to the Absolute TSR Performance Goal will be based on Absolute TSR through the date of the Change in Control, calculated by using the per-share sales price in the Change in Control as the Ending Share Price and as if the Change in Control date were the end of the Performance Period, as determined by the Committee before the Change in Control in its sole discretion.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Units pursuant to Section 14(c) of the Plan.

EXHIBIT B

ARMSTRONG WORLD INDUSTRIES, INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1.Grant.

(a)Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) two target awards (the “Target Award”) of performance-based restricted stock units (the “Performance Units”) as specified in the 2017 Long-Term Performance Restricted Stock Unit Grant Letters to which these Grant Conditions relate (the “Grant Letters”).  The “Date of Grant” is February 28, 2017.  The Performance Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b)The Performance Units shall be earned, vested and payable if and to the extent that the Cumulative Free Cash Flow and Absolute TSR performance goals set forth in the Grant Letters (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met.  The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning January 1, 2017 and ending December 31, 2019.

(c)These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letters.  This grant is made under the Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan (the “Plan”).  Any terms not defined herein shall have the meanings set forth in the Plan.

2.Performance Goals; Vesting.

(a)The Grantee shall earn and vest in a number of Performance Units based on the attainment of the Performance Goals for the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through December 31, 2019 (the “Vesting Date”).   The Performance Units shall be earned based on attainment of the Performance Goals and shall vest based on the Grantee’s continued employment through the Vesting Date, or as otherwise provided below.

(b)After the end of the Performance Period, the Management Development and Compensation Committee (the “Committee”) will determine whether and to what extent the Performance Goals have been met and the amount earned with respect to the Performance Units.  The Grantee can earn up to 275% of the Target Award based on attainment of the Performance Goals, as set forth in the Grant Letters.  Earned and vested Performance Units shall be payable as described in Section 5.

(c)If a Change in Control occurs, the amount earned with respect to the Performance Units shall be determined as of the date of the Change in Control as described in the Grant Letters.  The earned Performance Units shall continue to vest based on the Grantee’s continued employment through the Vesting Date, except as otherwise provided herein.  Earned and vested Performance Units shall be payable as described in Section 5.  Notwithstanding the foregoing, if the Performance Units are not assumed by, or replaced by substantially identical grants by, the successor company in the Change in Control, the earned Performance Units shall vest as of the date of the Change in Control, and such earned and vested Performance Units shall be paid as of the date of the Change in Control if the Change in Control is a 409A CIC (as defined below) and if permitted by the plan termination provisions of the regulations under section 409A of the Code.  If payment at the date of the Change in Control is not permitted under section 409A, the earned and vested Performance Units shall be payable as described in Section 5.

(d)Except as described below, no Performance Units shall be earned prior to the Committee’s determination of achievement of the Performance Goals, and to the extent that the Performance Goals are not attained, the Performance Units shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination.

3.Termination of Employment.

(a)General Rule.  Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b)“55/5” Rule Termination.  If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of a “55 / 5” Rule Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period.   In the event of a Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters.  The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, 2017 through the Grantee’s termination date, and the denominator of which is 36.  A partial month after the month of grant shall count as a full month for purposes of this calculation.  The pro-rated earned Performance Units shall be paid as described in Section 5.

(c)Involuntary Termination before a Change in Control.  If, before a Change in Control and after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period.  In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters.  The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, 2017 through the Grantee’s termination date, and the denominator of which is 36.  A partial month after the month of grant shall count as a full month for purposes of this calculation.  The pro-rated earned Performance Units shall be paid as described in Section 5.

(d)Death or Long-Term Disability Before a Change in Control.  If, before a Change in Control, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or Long-Term Disability (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Units based on the extent to which the Performance Goals are achieved for the Performance Period.  In the event of a subsequent Change in Control, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters.  The pro-rated portion shall be determined by multiplying the number of Performance Units earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on January 1, 2017 through the Grantee’s termination date and the denominator of which is 36.  A partial month after the month of grant shall count as a full month for purposes of this calculation.  The pro-rated earned Performance Units shall be paid as described in Section 5.

(e)Involuntary Termination, Death and Disability on or after a Change in Control.  If the Grantee’s employment terminates on account of Involuntary Termination, death or Long-Term Disability on or after a Change in Control and prior to the Vesting Date, the Grantee shall vest in the Performance Units earned as of the Change in Control date as described in the Grant Letters.  If the Grantee has a Change in Control Severance Agreement with the Company (“Change in Control Agreement”), on and after a Change in Control, the term “Involuntary Termination” shall have the meaning given a termination by the Company without Cause in the Change in Control Agreement, and shall include without limitation a termination for Good Reason as defined in the Change in Control Agreement. The Grantee agrees that, subject to the immediately preceding sentence, if and to the extent that these Grant Conditions conflict with the terms of the Change in Control Agreement or any employment agreement between the Company and the Grantee, these Grant Conditions shall supersede the provisions of the Change in Control Agreement and employment agreement applicable to vesting of performance units on and after a Change in Control, notwithstanding anything in the Change in Control Agreement or employment agreement to the contrary.

(f)Coordination of Provisions. If the Grantee terminates employment in a termination that is both a “‘55 / 5’ Rule Termination” and an Involuntary Termination, the termination shall be treated as an Involuntary Termination for purposes of the Grant Condition and Grant Letters.

4.Definitions.  For purposes of these Grant Conditions and the Grant Letters:

(a)“‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed at least five years of service with the Employer.

(b)“Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of  the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(c)“Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(d)“Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

5.Payment.

(a)Except as provided below, after the end of the Performance Period, if the Committee certifies that the Performance Goals and other conditions to payment of the Performance Units have been met, the Company shall issue shares of Company Stock to the Grantee equal to the number of earned and vested Performance Units, subject to applicable tax withholding and subject to compliance with section 409A of the Code and as described in Section 20(h) of the Plan.  Payment of earned and vested Performance Units shall be made in 2020 as soon as practicable after the Committee certifies the extent to which the Performance Goals and other conditions to payment of the Performance Units have been met, but not later than May 31, 2020, except as provided below.  All unpaid Performance Units shall be forfeited in the event of termination for Cause.

(b)If the Grantee’s employment terminates for any reason other than Cause upon or within two years after a Change in Control that meets the requirements of a 409A CIC, the Grantee’s Performance Units that are unpaid earned and vested (if any) shall be paid within 60 days after the termination date, subject to compliance with section 409A of the Code, if applicable, and as described in Section 20(h) of the Plan.  The Company shall issue shares of Company Stock to the Grantee equal to the number of the earned and vested Performance Units, subject to applicable tax withholding.  If a Change in Control does not meet the requirements of a 409A CIC, the Grantee’s earned and vested Performance Units (if any) shall be paid on the date described in subsection (a).

(c)Any fractional shares will be rounded up to the nearest whole share, but not exceeding 275% of the Target Award.

6.Dividend Equivalents.  Dividend Equivalents shall accrue with respect to Performance Units and shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Units to which they relate.  Dividend Equivalents shall be credited on the Performance Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Performance Units.  The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee.  No interest will be credited to any such account.  Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Performance Units.  If and to the extent that the underlying Performance Units are forfeited, all related Dividend Equivalents shall also be forfeited.

7.Delivery of Shares.  The Company’s obligation to deliver shares upon the vesting of the Performance Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

8.Holding Requirements.  Shares of Company Stock distributed for Performance Units earned in excess of the applicable Target Award must be held by the Grantee for one year following the Vesting Date

(the “Holding Period”) and may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, other than by will or the laws of descent and distribution, during the Holding Period. However, if the Grantee’s employment with the Employer terminates for any reason, or a Change in Control occurs, the holding requirement of this Section 8 shall lapse as of the date of the Grantee’s termination of employment or the Change in Control, as applicable.

9.No Shareholder Rights.  No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Performance Units.

10.No Right to Continued Employment.  The grant of Performance Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11.Incorporation of Plan by Reference.  The Grant Letters and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Units shall be final and binding on the Grantee and any other person claiming an interest in the Performance Units.

12.Withholding Taxes.  The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Performance Units.  The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee.  The share withholding amount shall be determined in accordance with the procedures approved by the Committee.

13.Company Policies.  All amounts payable under the Grant Letters and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14.Assignment.  The Grant Letters and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company.  The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Units, except to a successor grantee in the event of the Grantee’s death.

15.Section 409A.  The Grant Letters and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Performance Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.

16.Successors.  The provisions of the Grant Letters and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate.  In that event, the Company may make such modifications to the Grant Letters and these Grant Conditions as it deems appropriate to reflect the corporate event.

17.Governing Law.  The validity, construction, interpretation and effect of the Grant Letters and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

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